Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to the Union Bankshares, Ltd. Profit Sharing 401(k) Plan dated September 30, 1997, of our report on the consolidated financial statements and schedules included in the Annual Report on Form 10-KSB of Union Bankshares, Ltd. for the year ended December 31, 1996 dated January 17, 1997 included in the Company's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, for the year ended December 31, 1996.



/s/Baird, Kurtz and Dobson



September 29, 1997
Denver, Colorado